Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors and the Shareholder

Pace Holdings Corp:

We consent to the use of our report dated January 26, 2016 on the financial statements of Pace Holdings Corp. included herein and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ KPMG LLP

Fort Worth, Texas

February 6, 2017